Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PIXEL GROUP HOLDINGS INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Pixel Group Holdings Inc. (the “Corporation”), a corporation having a date of Incorporation of August 16, 2017 and duly organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

FIRST:   The Certificate of Incorporation of the Corporation is hereby amended by deleting the Article First thereof and inserting the following in lieu thereof:

“FIRST:  The name of the corporation is DoubleVerify Holdings, Inc. (the “Corporation”).”

SECOND:              The amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and declaring its advisability.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the _5th_ day of December, 2019.

PIXEL GROUP HOLDINGS INC.

By:	/s/ Wayne Gattinella
	Name:	Wayne Gattinella
	Title:	Chief Executive Officer and President

[Signature Page to Pixel Group Holdings Inc. Certificate of Amendment]